Exhibit 99.1

Perspective Therapeutics Announces $87.4 Million Private Placement

SEATTLE, WASHINGTON – March 4, 2024 – Perspective Therapeutics, Inc. (“Perspective” or “the Company”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body, today announced that it has entered into an investment agreement with a select group of institutional accredited investors, to sell securities in a private placement for aggregate gross proceeds of approximately $87.4 million, before deducting placement agent fees and other offering expenses.

In the private placement, the Company is selling 92,009,981 shares of its common stock at a price of $0.95 per share, representing the closing price per share of the Company’s common stock on the NYSE American as of March 1, 2024. The private placement is expected to close on March 6, 2024, subject to the satisfaction of customary closing conditions.

Oppenheimer & Co. is acting as lead placement agent for the private placement. B. Riley Securities is acting as a placement agent, and JonesTrading Institutional Services LLC and LifeSci Capital are acting as co-placement agents for the private placement.

Perspective intends to use the net proceeds for general corporate and working capital purposes, which may include research and development expenditures, preclinical study and clinical trial expenditures, manufacturing expenditures, commercialization expenditures, capital expenditures, acquisitions of new technologies, products or businesses and investments.

The shares of common stock to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction's securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions' securities laws. The Company has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock issued in the private placement within a specified period of time after the closing of the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the shares under the resale registration statement will only be made by means of a prospectus.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc., is a radiopharmaceutical development company that is pioneering advanced treatment applications for cancers throughout the body. The Company has a proprietary technology that utilizes the alpha emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides which provide the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments.

The Company's melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the timing of the closing of the private placement, as well as the anticipated use of proceeds of the private placement and other statements identified by words such as "will," "potential," "could," "can," "believe," "intends," "continue," "plans," "expects," "anticipates," "estimates," "may," other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Perspective's actual results to be materially different than those expressed in or implied by Perspective's forward-looking statements. For Perspective, this includes satisfaction of the customary closing conditions of the private placement, delays in obtaining required stock exchange or other regulatory approvals, stock price volatility and uncertainties relating to the financial markets, the medical community and the global economy, and the impact of instability in general business and economic conditions, including changes in inflation, interest rates and the labor market. More detailed information on these and additional factors that could affect Perspective's actual results are described in Perspective's filings with the SEC, including its Transition Report on Form 10-KT for the transition period ended December 31, 2022, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. All forward-looking statements in this news release speak only as of the date of this news release. Perspective undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media and Investor Relations Contacts:

Russo Partners, LLC

Nic Johnson

nic.johnson@russopartnersllc.com

Adanna G. Alexander, Ph.D.

adanna.alexander@russopartnersllc.com

Harrison Seidner, Ph.D.

harrison.seidner@russopartnersllc.com